Exhibit 10.1
CONSULTING AGREEMENT
    This Consulting Agreement (the “Agreement”), effective the 1st day of February, 2024 (the “Effective Date”) by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as “Tyson”) and Noel W. White (hereinafter referred to as “you”).
WITNESSTH:
    WHEREAS, Tyson and you have previously entered into that certain Second Amended and Restated Employment Agreement, effective October 3, 2020 (the “Prior Agreement”) and through December 31, 2023;
    WHEREAS, Tyson wishes to retain your services as a consultant and call upon your experience and knowledge from time to time after you are no longer an employee of Tyson; and
    WHEREAS, you wish to furnish advisory and consultant services to Tyson from time to time starting from the Effective Date through December 31, 2026 (the “Term”), on the terms and conditions set forth herein.
    NOW, THEREFORE, in consideration of the above, Tyson and you hereby mutually agree as follows:
1.During the Term, you will, upon reasonable request provide advisory services to Tyson as follows:

a.Services hereunder shall be provided as a consultant of Tyson;
b.You may be required to devote reasonable time to provide such services to Tyson;
c.You may perform service hereunder at any location, but may be required in a specific Tyson office upon reasonable notice; and
d.You shall not be obligated to render services under this Agreement during any period when you are disabled to due illness or injury.

2.During the Term, Tyson shall provide you with the following consideration:

a.Personal use of the Tyson-owned corporate aircraft for up to 31 flight hours.

Your personal use of the Tyson-owned aircraft shall be requested and approved pursuant to Tyson’s then-existing aircraft approval policy and procedures applicable to senior executives and shall not interfere with business use of the Tyson-owned aircraft. The parties anticipate that use of the aircraft shall not exceed 15 hours in each fiscal year, and that any usage above such amount shall be subject to express approval under Tyson’s then-existing policy. As part of such personal use, you may designate additional passengers on Tyson-owned aircraft as seating permits and in compliance with all Tyson policies. Any hours not used by you within the Term shall expire and become void for use. Access to Tyson-owned corporate aircraft and allotment of hours for personal use is non-transferrable unless explicitly addressed herein, unavailable for assignment to third parties, and may not be exchanged with Tyson for any other form of compensation.

b.Tax obligations or liabilities derived from use of corporate aircraft for personal hours used under this Agreement shall be paid by the Company and calculated using the SIFL rates applicable to control employees, consistent with the rates used for you under the Prior Agreement. This shall be considered additional compensation and described on a Form 1099.

c.The value of this Agreement shall be assessed and determined by the actual use of personal use flight hours and any tax benefits provided under paragraph 2(b) of the Corporate Aircraft at the end of each fiscal year.

3.Termination. For the avoidance of doubt, upon any termination, all unused flight hours shall be forfeited, and Tyson has no obligation to compensate you in any way for such unused flight hours. Upon any termination of this Agreement, you shall immediately resign from all boards, offices, and other positions with Tyson or from any board or committee of an association or industry group where you represent or are affiliated with Tyson. This Agreement may be terminated in the following events:

a.Death. This Agreement hereunder will terminate upon your death. Your rights under this Agreement may not be assigned, pledged, or encumbered.

b.Termination with Cause by Tyson. Tyson may terminate this Agreement for “Cause”, as defined in the Prior Agreement, or in the event you fail to perform the material duties set forth in Paragraph 1 of this Agreement and 10 days to cure, if so curable.

c.Termination without Cause by Tyson or Voluntary Termination by You. Either Tyson or you may terminate this Agreement at any time by not less than thirty (30) calendar days prior written notice to the other party, which notice period may be waived. If you voluntarily terminate this Agreement, upon receipt of such notice, Tyson shall have the right, at its sole discretion, to accelerate your Termination Date at any time during said notice period. Notwithstanding the foregoing, you shall have no right to voluntarily terminate this agreement where you have used ninety percent or greater of the total combined hours for your personal use of Tyson-owned corporate aircraft as of January 1, 2024.

4.General.

a.For the avoidance of doubt, all terms within the Prior Agreement related to restrictive covenants, other restrictions and available remedies in Paragraphs 6 and 7 shall remain in effect through the Term of this Agreement.

b.Notices. All written notices, requests and other communications provided pursuant to this Agreement shall be deemed to have been duly given, if delivered in person or by courier, or by facsimile transmission or sent by express, registered or certified mail, postage prepaid addressed, if to you, at the most recent address on record in Tyson's human resources information system, and if to Tyson, at its headquarters:
Tyson Foods, Inc.
Attn: Chief Human Resources Officer
    General Counsel & Secretary
2200 W Don Tyson Parkway
Springdale, Arkansas 72762-6999

c.Modification/Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement (including, without limitation, the Prior Agreement) shall be deemed to exist or bind either of the parties hereto, except for any employment confidentiality agreement that may exist between the parties or any agreement or policy specifically referenced herein. This Agreement cannot be modified except by a writing signed by both parties.

d.Severability. If for any reason any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

e.Applicable Law. You acknowledge that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Arkansas and consent to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Arkansas, without giving effect to the conflicts of laws provisions thereof.

f.Jurisdiction and Venue Disputes. The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between Tyson and you, whether such disputes arise from this Agreement or otherwise. In addition, you expressly waive any right that you may have to sue or be sued in the county of your residence and consent to venue in Washington County, Arkansas. The parties acknowledge that, by signing this Agreement, they are waiving any right that they may have to a trial by jury for any matter related to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.
YOU ACKNOWLEDGE THAT YOU HAVE COMPLETELY READ THE ABOVE, HAVE BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAVE BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF YOUR CHOOSING BEFORE SIGNING. YOU FURTHER ACKNOWLEDGE THAT YOU ARE SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREE TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

By:	/s/ Noel White
Noel White

By:	/s/ Adam Deckinger
On Behalf of Tyson Foods, Inc.